Exhibit (a)(1)(M)
[ANALOG DEVICES (ISRAEL), LTD. LETTERHEAD]
EMPLOYEE CONSENT TO APPLICATION OF TAX RULING IN
CONNECTION WITH 2009 EXCHANGE OFFER
An employer-employee relationship exists between [NAME OF EMPLOYEE] (the “Employee”) and Analog Devices (Israel), Ltd. (the “Employer”).
The Employer’s parent company, Analog Devices, Inc. (the “Company”), has offered the Employee the right to participate in a stock option exchange program pursuant to the terms and conditions that are described in the Offer to Exchange Certain Stock Options for New Stock Options (the “Exchange Offer”).
If the Employee elects to participate in the Exchange Offer, which is expected to conclude on or about September 25, 2009, the Employee’s eligible options will expire and the Company will grant the Employee new 102 capital options. The new 102 capital options will be granted under the Analog Devices, Inc. 2006 Stock Incentive Plan on or about the first business day after the conclusion of the Exchange Offer under the trusteed capital gains route.
On August 19, 2009, the Company received the attached ruling from the Israeli Tax Authorities (the “ITA”) regarding the consequences of the Exchange Offer for Israeli tax purposes (the “Tax Ruling”).
In accordance with Section 3.18 of the Tax Ruling, by signing this consent the Employee hereby declares and confirms that he or she understands the provisions of the Tax Ruling, will comply with the terms of the Tax Ruling and will not request an amendment to or replacement of the Tax Ruling.
If the Employee does not provide his or her consent to the Tax Ruling, the exchange will be a taxable event and the Employee will be treated as if he or she sold his or her eligible options in consideration for the economic value of the new stock options, as determined in accordance with the Black & Scholes formula (the “Exchange Consideration”), and no tax continuity shall apply. The Employer or the trustee (as applicable) will withhold tax from the Exchange Consideration in accordance with the provisions of Section 102 of the Ordinance and the rules promulgated thereunder and in accordance with the terms of the Tax Ruling granted to the Employer on August 19, 2009, as applicable. Furthermore, the Employee will be rerported to the ITA as not having consented to the terms of the Tax Ruling.

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